Exhibit 10.10

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2009 (the “Effective Date”) by and among Check-Cap, LLC., a Delaware corporation (the “Company”), and Check-Cap Ltd. an Israeli company (“New Check-Cap”).

RECITALS

WHEREAS, all the members of the Company are the shareholders of New Check-Cap; and

WHEREAS, the Company has agreed to transfer all its assets and activities to New Check-Cap; and

WHEREAS, New Check-Cap has agreed to accept such assets and activities;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.	DEFINITION

The term “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other confidential or proprietary information and materials; (ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs; (v) internet web-sites and domain names; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world, including, without limitation, all letters patent, patent applications, provisional patents, design patents, PCT filings and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

2.	TRANSFER AND DELIVERY OF ASSETS

2.1 The Company hereby assigns, transfers and delivers to New Check-Cap, free and clear of any and all liabilities, judgments, pledges, liens, tax liens, obligations, asserted or unasserted claims (including, without limitation, employee claims), charges, security interests, exceptions or encumbrances whatsoever, except as set forth in Section 2.1 (each, an “Encumbrance” and together the “Encumbrances”), all of the Company’s right, title and interest in and to all of its assets (the “Transferred Assets”), which include, without limitation, the following assets:

2.1.1 all tangible personal property used or held for use primarily in connection with the business of the Company, including, without limitation, all machinery, equipment, parts, vehicles, furniture, office equipment, hardware, supplies and other items of tangible personal property owned by the Company;

2.1.2 all of the Company’s interest and right to any Intellectual Property, together with related registrations, applications, assignments and amendments;

2.1.3 all of the interest of the Company in the contracts listed in Schedule 2.1.3 (“Assumed Contracts”);

2.1.4 all leasehold interests of the Company;

2.1.5 all licenses, authorizations, permits and other approvals issued by any governmental entity, and all applications therefore pending, used or held for use in connection with the Company’s business;

2.1.6 all other records of the Company relating to its business;

2.1.7 all cash and other cash equivalent assets, except for US $100,000, which shall be used to finance the ongoing operations of the Company, including, without limitation, payment of governmental fees, legal expenses, audit expenses and insurance expenses;

2.1.8 all pending or threatened contest, claim, demand, assessment, action, or cause of action, that the Company may have against any person relating to or arising out of any Transferred Asset.

2.2 Notwithstanding anything in Section 2.1 to the contrary, the following assets of the Company (collectively, the “Excluded Assets”) shall be excluded from this Agreement, and shall not be assigned or transferred to New Check-Cap and shall be retained by the Company:

2.2.1 the assets of the Company that are listed on Schedule 2.2.1 attached hereto;

2.2.2 any and all losses which are not assignable pursuant to the requirements of any applicable law, including such loss that has been attributable to, or allocated to, or is required to be attributable to the members of the Company.

2.2.3 all books, records, files and correspondence (whether in original or photostatic form) to the extent used or held for use in connection with, or relating to the business, tax records and corporate records.

	2.3	Assumed Liabilities and Obligations.

2.3.1 Except for those obligations specifically identified in Schedule 2.3 attached hereto (collectively, the “Assumed Liabilities”), New Check-Cap will not and hereby does not assume or undertake to pay, perform, satisfy or discharge any liability or undertaking of the Company with respect to the Transferred Assets, whether existing on, before or after the Effective Date or arising out of any transaction entered into or any state of facts existing on, prior to or after the Effective Date.

2.3.2 New Check-Cap shall assume all performance obligations for contracts assigned to New Check-Cap from the Company pursuant to this Agreement.

2.4      Except as explicitly detailed herein, New Check-Cap shall not assume any liability or obligation of the Company whatsoever.

2.5      The Company undertakes to cause the key employees listed in Schedule 2.5 (“Key Employees”) to enter into employment agreements with New Check-Cap, at terms substantially similar to their terms of employment by the Company.

2.6      No consideration shall be paid by New Check-Cap to the Company.

3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Company and its Manager, Check-Cap Ltd., hereby jointly and severally represents and warrants to New Check-Cap that, except as otherwise set forth in the schedules referred to in this Agreement, the following representations and warranties are, as of the Effective Date, true and correct.

	3.1	Organization and Existence.

The Company is a company duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company has full corporate power and authority to own its properties and, specifically, to own the Transferred Assets.

	3.2	Execution and Effect of Agreement.

The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered and the transactions contemplated hereby have been duly authorized by its corporate bodies.

	3.3	Title and Liens.

Except as set froth in Schedule 3.3, the Company owns all the Transferred Assets free and clear of any Encumbrances, and New Check-Cap shall receive good and marketable title to the Transferred Assets owned by the Company. Except as set froth in Schedule 3.3, the Company has the full and unrestricted power to sell, assign, transfer and deliver the Transferred Assets to New Check-Cap upon the terms and subject to the conditions of this Agreement. The Transferred Assets, when taken together with the Excluded Assets, constitute all properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising, used or useful in the operation of the Company’s business on the date hereof.

3.4       The execution, delivery and performance of this Agreement by the Company will not violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any governmental authority or court to which the Company is a party or to which it is bound or subject, or the provisions of its Limited Liability Company Agreement, bylaws and/or certificate of incorporation, nor will it constitute a breach of any agreement, understanding, arrangement or any other settlement of any type with any third party, including, without limitation, employees, consultants, licensees, etc.

3.5       There is no pending action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or otherwise involving, any court, governmental authority, arbitrator or other third party, whether at law or in equity (a “Proceeding”) that (a) has been commenced by or against the Company or that otherwise relates to or may affect the Transferred Assets or (b) challenges or may prevent, make illegal, or otherwise interfere with the transactions contemplated hereby.

3.6       The Company is not subject to or limited by any order of any governmental authority. Except as set forth in Schedule 3.6, no consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement.

3.7       Except as listed in Schedule 3.7, each of the Assumed Contracts constitutes the valid and legally binding obligation of the Company and of the other parties thereto, and is enforceable in accordance with its terms. Each of the Assumed Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. All obligations required to be performed under the terms of the Assumed Contracts by the date hereof have been performed. All obligations required to be performed under the terms of the Assumed Contracts have been performed. No act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Assumed Contracts or permit termination, modification or acceleration thereunder, and each of the Assumed Contracts is in full force and effect without default on the part of the Company and, to the Company’s knowledge, of the other parties thereto.

3.8       Except as listed in Schedule 3.8, the representations and warranties made by the Company in section 3.12 of the Convertible Loan Agreement between the Company and the parties thereto, dated February 12, 2008, are true and correct on the date hereof.

4	REPRESENTATIONS AND WARRANTIES OF NEW CHECK-CAP

New Check-Cap hereby represents and warrants to the Company that the following representations and warranties are, as of the Effective Date, true and correct.

4.1 Organization and Existence.

New Check-Cap is a corporation duly organized and validly existing under the laws of the State of Israel. New Check-Cap has full corporate power and authority to own the Transferred Assets.

4.2 Execution and Effect of Agreement.

New Check-Cap has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered and the transactions contemplated hereby have been duly authorized by New Check-Cap’s board of directors. No other proceeding on the part of New Check-Cap is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.3 No Violation.

The execution of this Agreement by New Check-Cap will not violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any governmental authority or court to which New Check-Cap is a party or to which it is bound or subject, or the provisions of New Check-Cap’s Articles of Association, nor will it constitute a breach of any agreement, understanding, arrangement or any other settlement of any type with any third party.

4.4 Consents.

Except for the Tax Ruling provided by the Israeli Tax Authority to the Company and New Check-Cap on May 21, 2009, no consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or governmental authority on the part of New Check-Cap is required in connection with the execution and delivery of this Agreement.

5.	INDEMNIFICATION

5.1 The Company hereby agrees to hold harmless and indemnify New Check-Cap, and its respective partners, executive officers, directors, employees, stockholders, agents and representatives (collectively, referred to as the “Company Indemnitees”) against any and all damages, liabilities, losses, costs and expenses (including attorneys’ fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any breach by the Company of, any representation or warranty or other statement contained in this Agreement or any other agreement, certificate, document or instrument furnished pursuant hereto, or (ii) any breach of any covenant or agreement contained in this Agreement or any other agreement, certificate, document or instrument furnished pursuant hereto (collectively, the “Company Indemnifiable Claims”).

5.2 The Company shall reimburse, promptly following request therefor, all necessary expenses actually incurred by an Company Indemnitee in connection with any Company Indemnifiable Claim, as the case may be, including, without limitation, any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, any Indemnifiable Claim.

5.3 The rights to indemnification set forth in this Section 5.3 are in addition to, and not in limitation of, all rights and remedies to which New Check-Cap may be entitled under law. All remedies, either under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

6.         Distributions to Shareholders.
New Check-Cap shall make commercially reasonable efforts to procure that distributions or advance funds are made to the holders of Ordinary Shares, Preferred A Shares and/or Preferred B Shares of New Check-Cap, as are necessary to eliminate the impact of the reorganization and the transfer of the Transferred Assets from the Company to New Check-Cap. Notwithstanding the foregoing, New Check-Cap will not advance payments to holders of Ordinary Shares, Preferred A Shares and/or Preferred B Shares to address the fact that they will no longer receive a “pass through” of losses generated by New Check-Cap as they have while owning units of Check-Cap LLC. These advances, if and to the extent made, will be deducted from any distributions such Shareholders are entitled to receive from New Check-Cap.

7.         NON-COMPETITION

Commencing as of the date hereof, the Company will not engage in any way, whether as owner, principal, consultant or in any other capacity, in any business or other activity competitive with New Check-Cap’s business, anywhere in the world. The Company shall not hire or otherwise engage any employee or consultant of New Check-Cap except for insignificant legal, financial or administrative tasks. The Company acknowledges and agrees that the provisions of this section, as such apply to it, are reasonable and supported by adequate consideration, that New Check-Cap would not have entered into this Agreement without having received the benefit of the provisions of this section, and that any breach of the provisions of this section would result in substantial and irreparable harm to New Check-Cap and its affiliates and, therefore, that New Check-Cap will be entitled to seek an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies, including the remedies provided by this Agreement.

8. MISCELLANEOUS

8.1           Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.2           Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.3           Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

8.4           Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and New Check-Cap.

8.5           Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth herein, or such other address with respect to a party as such party shall notify the other party in writing as above provided. Any notice sent in accordance with this Section 8.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

8.6           Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.7           Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.8           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Check-Cap LTD

By:

Name: Guy Neev

Title: CEO

Check-Cap LLC.

By its Manager:

Check-Cap Ltd. (The Manager)

By:

Name: Guy Neev

Title: CEO

List of Schedules

Schedule 2.1 - Encumbrances over the Transferred Assets

Schedule 2.1.3 --Assigned Contracts

Schedule 2.2.1 -- Excluded Assets

Schedule 2.3 -- Assumed Liabilities

Schedule 2.5 - Key Employees

Schedule 3.3 - Title and Liens

Schedule 3.6 - Consents

Schedule 3.8 - IP

Schedules to Asset Transfer Agreement

Definitions:

“Agreement” means the Asset Transfer Agreement by and among the Company and New Check-Cap, dated May 31, 2009;

“Company” means Check-Cap, LLC;

"New Check-Cap" means Check-Cap, Ltd., a company incorporated under the laws of the state of Israel.

"Manager" means Check-Cap Ltd., a Delaware corporation, the shares of which are owned by Yoav Kimchy, and which acts as the manager of the Company.

"Convertible Loan Agreement" means that certain Convertible Loan Agreement dated February 12, 2008 between the Company, Pontifax (Cayman) II L.P., Pontifax (Israel) II L.P., and Pontifax (Israel) II - Individual Investors L.P. (collectively, the "Lead Lender") and the lenders detailed in Schedule 1 thereto.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Schedule 2.1

Encumbrances over the Transferred Assets

1.
The Company has obligated to deposit a bank check in an amount of NIS 40,000 with S. Halbi Ltd., the owner of the premises rented by the Company pursuant to that certain lease agreement dated April 2, 2009.

2.	See schedule 3.3(2) below, pertaining to the pledge over the intellectual property of the Company.

Schedule 2.1.3

Assumed Contracts

Employment Agreements

1.	Employment Agreement dated February 1, 2005 by and between Check-Cap, LLC and Yoav Kimchy, and any and all amendments thereto.

2.	Employment Agreement dated September 11, 2005 by and between Check-Cap, LLC and Rebecca Zeitler, and any and all amendments thereto.

3.	Employment Agreement dated February 12, 2006 by and between Check-Cap, LLC and Rafi Sommer, and any and all amendments thereto.

4.	Employment Agreement dated January 1, 2007 by and between Check-Cap, LLC and Gideon Baum, and any and all amendments thereto.

5.	Employment Agreement dated May 1, 2007 by and between Check-Cap, LLC and Guy Neev, and any and all amendments thereto.

6.	Employment Agreement dated July 28, 2008 by and between Check-Cap, LLC and Oleg Obodovsky, and any and all amendments thereto.

7.	Employment Agreement dated June 10, 2008 by and between Check-Cap, LLC and Gitit Keidar, and any and all amendments thereto.

Consulting & Services Agreements

8.	Agreement dated September 5th 2004 by and between Check-Cap, LLC and Pedersen & Houpt.

9.	Sub-Contractor Agreement dated March 27, 2005 by and between Check-Cap, LLC and Itzhak Klein, and any and all amendments thereto.

10.	Sub-Contractor Agreement dated March 27, 2005 by and between Check-Cap, LLC and Gal Ben-David, and any and all amendments thereto.

11.	Sub-Contractor Agreement dated March 27, 2005 by and between Check-Cap, LLC and Shlomo Lewkovwicz, and any and all amendments thereto.

12.	Agreement dated March 28th 2005 by and between Check-Cap, LLC and Sorek Nuclear Research Center.

13.	Services Agreement dated June 21st 2005 by and between Check-Cap, LLC and Moshe Oren.

14.	Independent Contractor Agreement dated July 1, 2005 by and between Check-Cap, LLC and Hadar Kimchy, and any and all amendments thereto.

15.	Accounting Services Agreement (letter dated January 15th 2006) between Check Cap, LLC and Dan Bennet, CPA, and the letter dated February 15, 2009 regarding the consideration paid for such services.

16.	Independent Contractor Agreement dated February 12, 2006 by and between Check-Cap, LLC and Singer Instruments & Control Ltd.

17.	ASIC Design and Development Agreement dated January 4, 2008 by and between Check-Cap, LLC and Politecnico Di Milano.

18.
Terms of Consulting Services – letter dated July 10, 2008 from Mayo Foundation for Medical Education and Research to Check-Cap, LLC, regarding services provided by Mayo's employee - Michael Camilleri, M.D.

19.	Business Development and Strategic Consulting Agreement dated June 27, 2007 by and between Check-Cap, LLC and AxcessNet LLC.

20.	Consulting Agreement dated April 23, 2008 by and between Check-Cap, LLC and Prof. Zvi Fireman.

21.	Consulting Agreement dated July 1, 2008 by and between Check-Cap, LLC and HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LIMITED and Prof. Jacob Susna.

22.	Services Agreement dated August 15, 2008 by and between Check-Cap, LLC and Mr. Zvika Blutstein (Time & Knowledge), and any and all amendments thereto.

23.	Services Agreement dated September 22, 2008 by and between Check-Cap, LLC and Mr. Yosef Pahima (PAI Antennas).

24.	Services Agreement dated September 24, 2008 by and between Check-Cap, LLC and Push-Med LLC, and any and all amendments thereto.

25.	Services Agreement dated November 19, 2008 by and between Check-Cap, LLC and FreeMind Ltd.

26.	Services Agreement by and between Check Cap LLC and the University of Missouri, Columbia, which closing is currently pending.

27.	Service Agreement dated September 17th 2008 by and between Check Cap LLC and the Mr Eli Baruch.

28.	Trust Agreement dated January 1, 2009 by and between Check-Cap, LLC and SGS Trustees Ltd.

Lease Agreements

29.	Operative Leasing Agreement dated November 17, 2005 by and between Check-Cap, LLC and Sa Gal Transportation Ltd, and any and all schedules thereto.

30.	Lease Agreement dated August 5, 2007 by and between Check-Cap, LLC and G.R.A.S Designs and Combination Ltd, and the extension thereof, effective as of March 1, 2009.

31.	Lease Agreement dated April 2, 2009 by and between Check-Cap, LLC and S.Halbi Ltd.

Insurance

32.	Insurance policy by Harel Insurance Company, #2621122, for the period March 1, 2009 – February 28, 2010.

33.	Management Liability Insurance (including D&O insurance), # 835634, for the period July 5, 2008 – July 5, 2009.

34.	Key man insurance policy by Harel Insurance Company, # 91219765-8, for the period May 1, 2008 – May 1, 2010.

35.	Management Liability (D&O) Insurance, Policy No. 6835634, by Carolina Cas. Ins. Co., term: 07/05/08-01/05/2010.

36.	Commercial Package Insurance, Policy No. SBARX6290, by Hartford Casualty Ins. Co., term: 03/15/2009-03/15/2010.

37.	Foreign Package Insurance, Policy No. PHFD3682413A by Ace American Ins. Co., term: 03/25/09-03/25/2010.

Other

38.
Authorization to use radioactive material or a product containing radioactive material, #(3100)631403/9406806, issued by the Israeli Ministry of Environment Protection, effective until April 3rd, 2010.

39.	Agreement dated January 9th 2006 by and between Check-Cap, LLC and Delek and any and all addendums thereof.

Schedule 2.2.1

Excluded Assets

1.	Subscription agreements with Series A Unit Holders and Series B Unit Holders.

2.	An amount of US $100,000 in cash.

Schedule 2.3

Assumed Liabilities

1.
Any liabilities arising from (a) the operations of the Company or the Manager, prior to the Effective Date or (b) arising from any agreement entered by the Company or the Manager prior to the Effective Date, or (c) any liabilities of Company or the Manager arising following the Effective Date, which are related or attributable to the business of New Check-Cap, including, without limitations:

a.	Any liabilities of the Manager towards Mr. Tom Sax, pursuant to that certain Employment Agreement dated January 1st 2008 between the Manager and Mr. Tom Sax.

b.	Any liabilities arising from the continuous operation, dissolution, liquidation or winding up of the Company.

c.
Any liabilities related to the normal business, including without limitations debt of approximately $15,000 to Singer Instruments, royalties of approximately $20,000 to Freemind (related to the receipt of OCS grant).

d.	Grant of options to the following employees and consultants – as approved in the board meeting of the Company, held in June 2008:

i.	Israel Ohana

ii.	David Ben Ami

iii.	Douglas Rex

iv.	Peter Fitzgerald

v.	Yuval Singer

vi.	Oleg Obodovsky

vii.	Gitit Keidar

Schedule 2.5

Key Employees

1.	Yoav Kimchy.

2.	Guy Neev.

Schedule 3.3

Title and Liens

1.	See schedule 2.1 above.

2.
The Company's Intellectual Property is pledged, by way of first ranking floating charge, in favor of the Lead Lender, for itself and as agent for the other lenders who extended convertible loan to the Company under the Convertible Loan Agreement. According to the terms of the Convertible Loan Agreement, the pledge will automatically terminate upon the conversion of the loan amounts into shares of New Check Cap, in accordance with the terms of the Convertible Loan Agreement.

Schedule 3.6

Consents

1.	The Company has received a tax ruling from the Israeli tax Authorities, which set forth the terms and conditions prevailing the transfer of the Transferred Assets from the Company to New Check-Cap.

2.
The Company has applied, on behalf of New Check-Cap, to the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, for governmental support (the "Grant") under the Encouragement of Industrial Research and Development Law, 5744-1984 (the "R&D Law"). Upon the approval of such application and the receipt of the Grant by New Check-Cap, New Check-Cap shall become subject to the provisions of the R&D Law, including, inter alia, payment of royalties and certain restrictions on the transfer of manufacturing and IP rights.

Schedule 3.7

[None]

Schedule 3.8

IP

1.
Yoav Kimchy and Gideon Baum have applied for a provisional patent application over the "Apparatus Method For Imaging Tissue", application no. PCT/IL2008/000765, and assigned to New Check-Cap on May 21st, 2009.

2.
Yoav Kimchy, Gideon Baum, Rafi Sommer and Yitzak Klein have applied for a provisional patent over the "Intra-Lumen Polyp Detection", application no. PCT/IL2008/000163, and assigned it to New Check-Cap on May 21st, 2009.